Exhibit 99.1

21 North Quinsigamond Ave.

Shrewsbury, MA 01545

Contact:

Wheatley Marshall

Ruder Finn

212.593.6387

marshallw@ruderfinn.com

Maintaining Long-Term Weight Loss IS Possible:

New Study Contrasts Government’s Findings

New York, NY, April 8, 2004 – An important new study shows that once weight is lost, it can be kept off for the long term. These results are significantly different when contrasted with a previous National Institutes of Health report(1) on a variety of weight loss methods suggesting that weight loss is unlikely to be significantly maintained for one year, and is virtually impossible to maintain for five years.

The new study examined people who had completed the weight loss and maintenance phases of the Weight Watchers program by hitting their weight goal and maintaining it for six-weeks.  This new study was carried out by WAC Survey & Strategic Consulting Company, a leading market research firm.  Michael Lowe, Ph.D., of Drexel University, was the lead researcher on the project.

This new study found that after two years, an average of 87% (self reported) and 72% (adjusted) of the participants’ weight loss was maintained.* These findings directly counter a commonly held belief that weight lost is quickly regained. This belief is in part due to the NIH report indicating that average expected weight maintenance after just one year is as little as one-third of weight lost.

The new study used a random national telephone survey of people who had achieved a healthy body weight (defined as a BMI of 25 or less) by participating in the Weight Watchers program.(2) Survey participants must have completed the weight loss and 6-week maintenance phases of the program to be contacted for the survey.  The participants’ initial weight, weight goal achieved and completion of the maintenance plan were all recorded at Weight Watchers meetings. Two hundred and forty six people were included in the two-year data and 135 people were included in the five-year group.

-more-

* Weight Watchers makes no claim that these results are representative of all participants in the Weight Watchers program. For many dieters, weight loss is temporary.

(1)  Methods for voluntary weight loss and control.  Technol Assess Conf Statement; 1992 Mar 30-Apr 1.  Bethesda (MD): National Institutes of Health, Office of Medical Applications of Research; [1992].

(2)  It is possible, under Weight Watchers programs, that participants, based upon a physician’s request, might have a target BMI of slightly above 25.

Participants were contacted and asked their weight over the telephone.  An adjustment factor was later calculated based on a comparable group of participants, who were asked their weight on the telephone and then invited to a facility where they were weighed.

Also released were five-year results.  While the NIH review indicated that “almost all” weight loss is regained by the five-year mark, in contrast, this new study showed that at the end of five years, an average of 69% (self-reported) and 50% (adjusted) of the participants’ weight loss was maintained.*

“These very important findings offer hope to a lot of people who had been discouraged about the sustainability of long-term weight loss,” said James M. Rippe, M.D., director of the Rippe Lifestyle Institute and a leading authority regarding preventive cardiology, health and fitness and healthy weight loss in the United States. “Particularly during a time when obesity in the U.S. has hit such a dangerous mark, we must focus on long-term weight loss as a critical component to address this important national health issue and reverse this trend.”

Weight Watchers comprehensive weight-loss method, which combines a science-based eating, activity and behavior modification plan with weekly meetings and group support, is the weight-loss method used by all of the survey respondents.

“As an obesity expert who has been treating patients for more than 20 years, I’m encouraged by the data, which support the notion that long-term weight loss is achievable,” said Michael R. Lowe, Ph.D., a clinical psychologist and Professor at Drexel University, who helped design the study and analyze the results.

“How one loses weight directly affects an individual’s long-term weight-loss success, and at Weight Watchers, members learn how to eat more healthfully, increase physical activity and handle all the challenges encountered to achieve and maintain weight loss,” said Karen Miller-Kovach, VP, Program Development and Chief Scientific Officer at Weight Watchers International, Inc. “It’s about losing weight and keeping the weight off for the long-term.”

According to Dr. Rippe, “The research results are compelling and exciting.”  In fact, Dr. Rippe has just agreed to a collaboration to work with Weight Watchers on future research to advance understandings about healthy weight management.  The Rippe Lifestyle Institute is one of the leading research, communication and health promotion organizations in the world.

This new study’s findings will be presented at the upcoming meeting of the European Association for the Study of Obesity in Prague at the end of May.

About Rippe Lifestyle Institute

Founded by James M. Rippe, M.D., Rippe Lifestyle Institute is one of the leading research, communication and health promotion organizations in the world. Through research, publishing and partnering in health promotion and disease prevention projects, the various divisions and two locations of Rippe Lifestyle Institute are helping empower people to lead healthier lifestyles with the passion, commitment and performance that have made RLI a leading authority about lifestyle and health.  James M. Rippe, M.D., a Harvard-trained cardiologist and Associate Professor of Medicine (Cardiology) at Tufts University School of Medicine, founded Rippe Lifestyle Institute with a vision of becoming not only the leading organization performing research but also the leading organization communicating the ways daily lifestyle habits and practices affect health. Today professionals in research, medicine, healthcare, nutrition, exercise, technology, communications, multimedia and marketing are working under Dr. Rippe’s direction to make that vision a reality. To learn more about Rippe Lifestyle Institute, visit www.rippelifestyle.com or www.rippehealth.com.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the trusted name in weight loss and the global leader in weight-loss services, with approximately 44,000 weekly meetings in 30 countries.  To learn more about Weight Watchers International, Inc. services, products and publications, visit www.WeightWatchers.com.

For media inquiries in states listed below, contact the appropriate Weight Watchers public relations manager:

CT, DE, MD, MA, NH, NJ, NY, OH, PA, RI, VT, VA & WV	IL, IN, IA, KA, KT, MN, MO, NE, OH & WI

Jennifer Mitchell – Eastern Region PR Manager

Kristi Widmar – Central Region PR Manager

201-634-8845	913-495-1441
mitchellj@weight-watchers.com	widmark@weight-watchers.com

AL, FL, GA, LA, MS, NC, OK, SC & TX	AK, CA, CO, ID, MT, NE, ND, NM, OR, SD, WA & WY

Lisa Craig – Southern Region PR Manager

Wendy Yellin – Western Region PR Manager

800-525-2520 ext. 11	925-866-8180 ext. 2004
craigl@weight-watchers.com	yellinw@weight-watchers.com

# # #